Exhibit 10.2

EXECUTION VERSION

PREFERRED STOCK REDEMPTION AGREEMENT

This PREFERRED STOCK REDEMPTION AGREEMENT (this “Agreement”) is entered into as of May 22, 2006, by and between Dynegy Inc., an Illinois corporation (the “Company”), and Chevron U.S.A. Inc., a Pennsylvania corporation (“Chevron” and, together with the Company, the “Parties”).

A. Chevron owns 8,000,000 shares of Series C Convertible Preferred Stock of the Company, no par value per share (the “Preferred Stock”), issued pursuant to the Series B Preferred Stock Exchange Agreement dated as of July 28, 2003 between Chevron and the Company (the “Redeemed Shares”).

B. The Company desires to redeem the Redeemed Shares from Chevron.

C. The Parties understand and acknowledge that for the Company to effect the redemption of the Redeemed Shares, it will need to issue new debt and/or equity securities for cash in a public offering registered under the Registration Statement (as hereinafter defined), the proceeds of which will be used to pay a portion of the Redemption Price (as hereinafter defined) (the “Financing”).

D. In connection with the redemption of the Redeemed Shares, the Parties desire to enter into a Second Amended and Restated Shareholder Agreement (the “New Shareholder Agreement”) which will amend and restate the Amended and Restated Shareholder Agreement, by and between the Parties, dated as of August 11, 2003.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the Parties hereby agree as follows:

1. Stock Redemption. At the Closing (as hereinafter defined), subject to the terms and conditions contained herein, the Company shall purchase from Chevron, and Chevron shall sell to the Company, the Redeemed Shares for an aggregate purchase price (the “Redemption Price”) of Four Hundred Million Dollars and No Cents ($400,000,000.00) plus an amount of cash equal to all accrued but unpaid dividends to, but not including, the date on which the Closing occurs (the “Closing Date”).

2. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld, LLP, in Houston, Texas, on the date of the closing of the Financing (the “Scheduled Closing Date”), immediately following the closing of the Financing.

3. Representations and Warranties of Chevron. Chevron represents and warrants to the Company as of the date hereof that:

(a) Chevron is the record and beneficial owner of the Redeemed Shares. Chevron has full right, power and authority to transfer and deliver to the Company record ownership of the Redeemed Shares. Except pursuant to agreements between Chevron and the

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Company, Chevron has not, directly or indirectly, granted any option, warrant or other right to any person to acquire any of the Redeemed Shares, and there are no liens, pledges, encumbrances or claims of others to such shares.

(b) Chevron has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Assuming due execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and legally binding obligation of Chevron, enforceable against it in accordance with its terms and conditions.

(c) In formulating its decision to sell the Redeemed Shares to the Company, Chevron has had the opportunity to ask questions and receive answers from the Company concerning the Company and its business and prospects, and Chevron has been permitted to have access to all information which it has requested to evaluate the merits and risks of the sale of the Redeemed Shares hereunder.

4. Representations and Warranties of the Company. The Company represents and warrants to Chevron as of the date hereof that (the representations in Section 4(a), (b), (c), (d) and (e) are referred to as the “Specified Representations”):

(a) The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Assuming due execution and delivery of this Agreement by Chevron, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms and conditions.

(b) The Company is not now insolvent, nor will the Company be rendered insolvent (as such term is used in Section 9.10 of the Illinois Business Corporation Act of 1983, as amended (the “IBCA”) or defined in Section 101(32) of the U.S. Bankruptcy Code, as amended (the “Code”) or in the Uniform Fraudulent Transfers Act as adopted by Illinois or Texas (collectively, the “UFTA”)) by any of the transactions contemplated hereby.

(c) The Company is able to pay and is paying its liabilities as they become due in the ordinary course of business.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement have been entered into by the Company with any intent to effect a transaction that (i) may be avoided pursuant to Section 548(a) of the Code or (ii) would be voidable under the UFTA.

(e) Immediately after giving effect to the consummation of the transactions contemplated hereby:

(i) the net assets (calculated at a fair valuation) of the Company will not be less than zero or less than the maximum amount payable as of the Closing Date to shareholders having preferential rights in liquidation if the Company were to be liquidated;

(ii) the Company will be able to pay its liabilities as they become due in its ordinary course of business;

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(iii) the Company will not have unreasonably small capital with which to conduct its present or proposed business or any transaction then contemplated;

(iv) taking into account all pending and threatened actions, final judgments against the Company in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms as well as all other obligations of the Company; and

(v) the Company will not have incurred debts that would be beyond the Company’s ability to pay as such debts mature.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will conflict with or constitute on the part of the Company a breach of or default (or an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, amendment, cancellation or acceleration under (i) its articles of incorporation, as amended; (ii) its bylaws, as amended; (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license, contract, agreement or other instrument, arrangement, understanding or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound; (iv) the IBCA, including without limitation Sections 9.05 and 9.10 thereof or (v) any other federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or any arbitration award which is either applicable to, binding upon or enforceable against the Company.

5. Parties’ Conditions to Closing.

(a) Conditions Precedent to the Company’s Obligations. The Company’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions: (i) the representations and warranties by Chevron set forth in Sections 3(a) and (b) must have been accurate and complete in all material respects on the date hereof and must be accurate and complete in all material respects on the Closing Date (as though made then, with the Closing Date substituted for the date hereof unless the context requires otherwise); (ii) Chevron must have made each of the deliveries it is required to make under Section 6; (iii) there must not be issued and in effect any order restraining or prohibiting the transactions contemplated hereby or any pending or threatened action by or before any governmental body or arbitrator which seeks to restrain, prohibit or invalidate the transactions contemplated hereby, or which, in the Company’s reasonable judgment, makes it inadvisable to proceed with the transactions contemplated hereby; (iv) the Financing must have been consummated (the “Financing CP”); (v) the Financing must be reasonably satisfactory to the Company; and (vi) Chevron must have delivered an officer’s certificate to the Company certifying the matters contemplated by (i) above.

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The Company shall give Chevron prompt written notice if it enters into any agreement contemplating the issuance of debt or equity securities which, if consummated, would satisfy the Financing CP.

(b) Conditions Precedent to Chevron’s Obligations. Chevron’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions: (i) the representations and warranties by the Company set forth in Section 4 must have been accurate and complete in all material respects on the date hereof and must be accurate and complete on the Closing Date (as though made then, with the Closing Date substituted for the date hereof unless the context requires otherwise), except as would not reasonably be expected to (A) have a material adverse effect on the Company’s business, assets or financial condition or (B) in the case of the representations and warranties in Section 4(f) only, cause any of the Specified Representations to be inaccurate; (ii) the Company must have made each of the deliveries it is required to make under Section 6; (iii) there must not be issued and in effect any order restraining or prohibiting the transactions contemplated hereby or any pending or threatened action by or before any governmental body or arbitrator which seeks to restrain, prohibit or invalidate the transactions contemplated hereby, or which, in Chevron’s reasonable judgment, makes it inadvisable to proceed with the transactions contemplated hereby; (iv) the Financing CP must have been satisfied; (v) the Financing must be reasonably satisfactory to Chevron, (vi) the Company must have specified to investors in the Financing that the proceeds thereof shall be used to pay the Redemption Price under this Agreement; and (vii) the Company must have delivered an officer’s certificate to Chevron certifying the matters contemplated by (i), (iv) and (vi) above.

6. Parties’ Obligations at Closing. At the Closing,

(a) The Company shall deliver the Redemption Price to Chevron by wire transfer of immediately available funds to such account as Chevron shall notify the Company in writing.

(b) Chevron shall execute, acknowledge (where appropriate) and deliver, or cause to be delivered to the Company, in a form reasonably satisfactory to the Company: (i) stock certificate(s) representing the Redeemed Shares, duly endorsed for transfer or accompanied by stock powers duly executed in blank, (ii) any other documents reasonably requested by the Company in writing that are necessary to transfer to the Company good and marketable title to the Redeemed Shares, (iii) an executed counterpart of the New Shareholder Agreement in substantially the form attached hereto as Exhibit A; and (iv) an executed counterpart of a Waiver in substantially the form attached hereto as Exhibit B.

(c) The Company shall execute and deliver, or cause to be delivered an executed counterpart of the New Shareholder Agreement in substantially the form attached hereto as Exhibit A and an executed counterpart of a Waiver in substantially the form attached hereto as Exhibit B.

7. Indemnification and Contribution. As consideration for Chevron’s entry into this Agreement, the Company agrees that the provisions of Section 7 of the Exchange and

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Registration Rights Agreement (Preferred Stock) dated as of August 11, 2003, between the Company and Chevron (the “Registration Rights Agreement”), shall apply with respect to the Financing to any registration statement (including any documents incorporated by reference therein) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to which securities issued in the Financing (“Designated Securities”) are registered, as amended, and each “issuer free-writing prospectus” (as defined in Rule 433 under the Securities Act of 1933, as amended) and prospectus supplement to the prospectus included in any such registration statement which the Company has filed, files and/or is required to file with the SEC relating to Designated Securities, to the same extent as if each such registration statement, prospectus, issuer free-writing prospectus and prospectus supplement were a “Registration Statement” or “Prospectus” (as applicable), as such terms are defined in the Registration Rights Agreement; provided that the proviso to Section 7(a) of the Registration Rights Agreement shall not apply to the Financing.

8. Termination of Agreement.

(a) This Agreement will terminate as of 5:00 p.m., Houston time, on May 31, 2006 if before such time the Financing CP has not been satisfied or waived in writing by the Company and Chevron.

(b) Either the Company or Chevron may terminate this Agreement by giving written notice thereof to the other Party if the Closing has not occurred on or prior to the Scheduled Closing Date; provided, however, that no Party may terminate this Agreement pursuant to this sentence if such failure to close arises out of the inaccuracy of any of such Party’s representations or warranties or the failure of such Party to comply with its obligations under this Agreement.

(c) The Company may terminate this Agreement by giving written notice thereof to Chevron at any time prior to Closing if Chevron has breached in any material respect any representation, warranty or covenant contained in this Agreement.

(d) Chevron may terminate this Agreement by giving written notice thereof to the Company at any time prior to Closing if (i) the Company has breached in any material respect any covenant contained in this Agreement or (ii) any of the Company’s representations or warranties contained in this Agreement shall not have been accurate and complete as of the date made or repeated, except as would not reasonably be expected to (A) have a material adverse effect on the Company’s business, assets or financial condition or (B) in the case of the representations and warranties in Section 4(f) only, cause any of the Specified Representations to be inaccurate.

(e) Sections 7-14 shall survive the termination of this Agreement.

9. Further Assurances. If any further action is necessary or reasonably desirable to carry out this Agreement’s purposes, each Party will take such further action (including but not limited to executing and delivering any further instruments and documents and providing any reasonably requested information) as any other Party reasonably may request.

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10. Entire Agreement; Amendments. This Agreement is the entire agreement of the Parties and supersedes all prior agreements and understanding with respect to the subject matter hereof. No amendment or modification (or termination or cancellation unless pursuant to the express terms) of this Agreement shall be effective unless made in writing by both Parties.

11. Severability. Any provision of this Agreement that is invalid, unenforceable or illegal in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity, unenforceability or illegality without affecting the remaining provisions hereof and without affecting the validity, enforceability or legality of such provision in any other jurisdiction.

12. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of their rights, interests or obligations hereunder without the prior written approval of the other Party.

13. Applicable Law. This Agreement shall be governed in all respects, including but not limited to, validity, interpretation and effect, by the laws of the State of Illinois regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have set their hands to be effective as of the date first written above.

DYNEGY INC.

By:	/s/ Holli C. Nichols
Name: Holli C. Nichols
Title: Chief Financial Officer

CHEVRON U.S.A. INC.

By:	/s/ Frank G. Soler
Name: Frank G. Soler
Title: Assistant Secretary

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EXHIBIT A

FORM OF NEW SHAREHOLDER AGREEMENT

[INSERT FORM]

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SECOND AMENDED AND RESTATED SHAREHOLDER AGREEMENT

THIS SECOND AMENDED AND RESTATED SHAREHOLDER AGREEMENT dated as of                      , 2006 (this “Agreement”) is by and between DYNEGY INC., an Illinois corporation (“Dynegy”), and CHEVRON U.S.A. INC., a Pennsylvania corporation (the “Shareholder”).

A. Shareholder owns a significant percentage of the outstanding capital stock of Dynegy.

B. Shareholder and Dynegy, among others, were party to the Shareholder Agreement dated as of June 14, 1999 (the “Original Agreement”) entered into in connection with the consummation of the transactions contemplated by the Plan of Merger dated as of June 14, 1999 among the Shareholder, Dynegy and the other parties thereto (the “Merger Agreement”) with respect to Dynegy’s acquisition by merger of Illinova Corporation (the “Acquisition”).

C. In connection with the Series B Preferred Stock Exchange Agreement dated as of July 28, 2003 (the “Exchange Agreement”) between the parties, Shareholder and Dynegy amended and restated the Original Agreement as of August 11, 2003 (the “2003 Agreement”)

D. In connection with the Preferred Stock Redemption Agreement, dated as of May 22, 2006 (the “Redemption Agreement”), between the parties and upon the consummation of the redemption of the Company’s Series C Preferred Stock as contemplated thereby, Shareholder and Dynegy agreed to amend and restate the 2003 Agreement as hereinafter set forth with effect from and after the Closing Date (as such term is defined in the Redemption Agreement).

NOW, THEREFORE, in consideration of the premises and the mutual and independent covenants hereinafter set forth and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, each of the following capitalized terms is defined as follows:

“Acquisition” has the meaning specified in Recital B.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, and includes any Person acting in concert with another Person.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Auction” means a sale process for 100% of the total combined voting power of the outstanding voting securities of Dynegy conducted by an investment banking firm of national reputation selected by Dynegy and reasonably acceptable to Shareholder. An “Auction” may include either (i) a broad or narrow solicitation of interest and may or may not involve multiple rounds of bidding as determined by Dynegy’s Board of Directors or a committee thereof or (ii) any recapitalization, combination, reverse merger or other similar transaction.

“Blocking Event” shall occur if either (a) all of the directors elected to Dynegy’s Board of Directors pursuant to the terms of the Class B Shares present at the meeting where a Covered Transaction is considered vote against a Covered Transaction and such Covered Transaction is otherwise approved by at least a majority of the directors elected to Dynegy’s Board of Directors then in office, or (b) any of the Class B Shares are voted against a Covered Transaction and such Covered Transaction is otherwise approved by at least two-thirds of those shares entitled to vote on the transaction (other than the Class B Shares and other than shares that are beneficially owned by members of Dynegy’s Board of Directors and the executive officers of Dynegy or any Subsidiary of Dynegy). Notwithstanding the foregoing, no “Blocking Event” shall be deemed to occur with respect to (x) any Covered Transaction which is a substantially similar transaction as a Covered Transaction previously acted upon, the intent of the parties being that repetitive submissions of substantially similar proposals shall not result in additional Blocking Events having occurred or (y) any event that would otherwise constitute a Blocking Event pursuant to clause (a) or (b) of the preceding sentence with respect to which a majority of the directors elected to Dynegy’s Board of Directors then in office (other than the directors elected by the holders of the Class B Shares) determines that such event shall not be deemed to be a Blocking Event.

“Buyout Event” shall occur upon the earlier of (a) the occurrence of a second Blocking Event within a period of 24 consecutive months following the occurrence of a prior Blocking Event or (b) the occurrence of a third Blocking Event (regardless of the period of time between Blocking Events).

“Class A Shares” means Dynegy’s Class A Common Stock, no par value.

“Class B Shares” means Dynegy’s Class B Common Stock, no par value.

“Common Stock” means Class A Shares and/or Class B Shares.

“Covered Transaction” means an event specified in Article III, Section 7.(B) (excluding clauses (1) and (2) thereof) of the Bylaws of Dynegy. For informational purposes only, an extract from the Bylaws of Dynegy (modified as provided in Section 7.16(b) hereof) showing such Section 7.(B) is contained in Schedule I hereto.

“CUSA” means Chevron U.S.A. Inc., a Pennsylvania corporation.

“CVX” means Chevron Corporation, a Delaware corporation.

“Dynegy” has the meaning specified in the preamble to this Agreement.

“Dynegy Designee” has the meaning specified in Section 2.2(b).

“Exchange Agreement” is defined in Recital C.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning specified in Recital C.

“Governmental Authority” means any governmental or regulatory authority or agency.

“Governmental Order” means any rule, regulation, order, writ or decree of a Governmental Authority.

“Merger Agreement” has the meaning specified in Recital B.

“Nuclear Facility” has the meaning specified in Section 4.3.

“Offer Notice” has the meaning specified in Section 2.2(b)(i).

“Original Agreement” has the meaning specified in Recital B.

“Ownership Threshold” has the meaning specified in Section 2.1(a).

“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Public Sale” means (a) an underwritten public offering of Class B Shares (or the Class A Shares into which they are convertible) pursuant to an effective registration statement under the Securities Act or (b) a bona fide public sale of Class B Shares in an open market transaction through a broker, dealer or market maker under Rule 144 (or any successor rule thereto) of the Securities Act.

“Qualified Offer” means a written offer by Shareholder or any Affiliate thereof to acquire all, but not less than all, of the outstanding voting securities of Dynegy for consideration consisting solely of cash or freely tradable securities listed on a national securities exchange or the NASDAQ National Market (or successors thereto), which offer is accompanied by a fairness opinion relating to such offer from an investment banking firm of national reputation.

“Redemption Agreement” is defined in Recital D.

“SEC” means the Securities and Exchange Commission or any successor organization.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning specified in the preamble to this Agreement.

“Third Party Offer” means a bona fide cash offer from any Person to acquire all or any part of the Class B Shares (or the Class A Shares into which they are convertible).

“Third Party Offer Notice” has the meaning specified in Section 2.2(b)(ii).

“Third Party Offeror” means a Person who makes a Third Party Offer.

“Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, conveyance, pledge, hypothecation, encumbrance or other disposition; and (b) when used as a verb, to directly or indirectly transfer, sell, assign, convey, pledge, hypothecate, encumber or otherwise dispose of; provided that “Transfer” shall not include any such transfer to a “Permitted Transferee” (as defined in Dynegy’s Articles of Incorporation) provided that such Permitted Transferee agrees in writing to become a party to this Agreement and to be bound by the provisions hereof; provided, further, that “Transfer” shall include a change of control of any Person who holds, directly or indirectly, Class B Shares (but shall not include a change of control with respect to CVX).

“2003 Agreement” is defined in Recital C.

“Widely Disbursed Public Sale” means a Public Sale in which no purchaser and its affiliates (a) acquires Class B Shares (or the Class A Shares or other securities into which the Class B Shares are convertible) representing more than 3% of the total combined voting power of all voting securities of Dynegy then outstanding or (b) acquire any shares to the extent that such acquisition will increase such purchaser’s and its Affiliates’ combined voting power to more than 5% of the total combined voting power of all voting securities of Dynegy then outstanding.

ARTICLE II

LIMITATIONS ON ACQUISITIONS AND TRANSFERS

2.1 Limitations on Certain Acquisitions by Shareholder. Dynegy and Shareholder covenant and agree that:

(a) Shareholder may freely acquire, or permit any Affiliate of Shareholder to acquire, by purchase or otherwise, any securities of Dynegy or become affiliated with any Person who owns securities of Dynegy, so long as Shareholder and its Affiliates do not collectively beneficially own (including any securities of other Persons with whom Shareholder or its Affiliates are affiliated) securities representing more than 40% of the total combined voting power of the outstanding voting securities of Dynegy (the “Ownership Threshold”).

(b) Shareholder shall not, directly or indirectly, acquire, offer or propose to acquire, solicit an offer to sell, become a “participant” in a “solicitation” of proxies, as those terms are defined in Rule 14a-11 and 14a-1, respectively, under the Exchange Act, in respect of any voting securities of Dynegy that may be outstanding and entitled to vote relating to any of the foregoing, or otherwise agree to acquire by purchase or otherwise (or permit any Affiliate of Shareholder to undertake any of such actions) any securities of Dynegy in excess of 40% of the total combined voting power of the outstanding voting securities of Dynegy; provided, however, that Shareholder shall be entitled to make a Qualified Offer in accordance with Section 2.1(c).

(c) (i) In connection with any Qualified Offer, Shareholder shall deliver the Qualified Offer in writing to Dynegy. If Dynegy does not accept such offer in writing within 30 days after receipt, such offer shall be deemed withdrawn and Shareholder shall elect for Dynegy to either: (A) conduct an Auction in which Shareholder may participate but shall have no special priority or other rights vis-a-vis other bidders, or (B) conduct an Auction in which Shareholder shall not participate but at the conclusion thereof Shareholder shall have the right to acquire all of the outstanding voting securities of Dynegy at a purchase price per share equal to 105% of the purchase price per share set forth in the bid selected by Dynegy’s Board of Directors and in such event, Dynegy’s Board of Directors shall approve promptly and in any case within 10 days of Shareholder’s request in writing made within 10 days of the conclusion of any such Auction (written notice of such conclusion to be given immediately by Dynegy to Shareholder) entering into a definitive agreement with Shareholder for such a transaction containing customary terms and conditions, and Dynegy shall, within 2 days of the approval of its Board of Directors of such an agreement, execute and deliver the same to Shareholder; such terms and conditions shall include a termination fee of 5 percent of the aggregate value of Dynegy as evidenced by the per share value payable by Shareholder under the agreement and a right of Dynegy to terminate the transaction and pay such termination fee to Shareholder if Dynegy’s Board of Directors determines that it is necessary for Dynegy to so terminate the agreement in order for the Board to properly discharge its fiduciary duties. In the event of any such termination by Dynegy, Shareholder may, in its discretion, proceed with a tender or exchange offer for all of the common stock of Dynegy which Shareholder does not own at such price as it shall choose irrespective of any other provisions of this Agreement and shall be free to pursue any other rights and remedies which it may then have against Dynegy arising from such termination; Shareholder shall not be obligated to tender its shares to such other bidder nor to vote in favor of any other transaction in the event of such termination.

(ii) Any Auction shall be subject to the following provisions:

(A) The Auction shall be completed within 120 days after Dynegy receives the Qualified Offer and the corresponding sale shall close within 60 days after completion of the Auction.

(B) If Dynegy does not receive an offer acceptable to its Board of Directors in an Auction conducted pursuant to Section 2.1(c) within 120 days after Dynegy receives a Qualified Offer, Shareholder may either (I) proceed with its Qualified Offer (which may take the form of a tender offer or exchange offer) and close such purchase within 60 days thereafter, or (II) reinitiate the process by submitting a new Qualified Offer.

(C) If Shareholder is not the successful bidder in an Auction conducted pursuant to Sections 2.1(c) or (B) or does not elect to purchase in the Auction, Shareholder agrees that it shall vote its Class B Shares in favor of the successful bidder’s transaction and not exercise dissenter’s rights, shall tender its shares (in the event of a tender offer), and otherwise shall reasonably cooperate in consummating the transaction.

(D) Dynegy and Shareholder agree that the purchase price set forth in a Qualified Offer is highly confidential and, as such, Dynegy and Shareholder (and each of their Affiliates) shall not, to the extent legally permissible, disclose such purchase price to any Person without the prior written consent of the other party.

(E) To the extent that a successful bidder proposes a purchase price that is not solely for cash, the stock and cash components of such bid shall be substantially equivalent in value (on a per share basis) and the bid shall provide for sufficient cash (or be on such other terms) such that Shareholder may receive solely cash for its Class B Shares.

(F) In any Auction, Dynegy may be a bidder.

2.2 Transfer Restriction. Shareholder shall not Transfer or propose to Transfer any Class B Shares except in a transaction pursuant to Article II, Article III or a Governmental Order.

(a) Widely Disbursed Public Sale. Shareholder may Transfer any Class B Shares in one or more Widely Disbursed Public Sales.

(b) Other Transfers. Shareholder may Transfer part or all of its Class B Shares in accordance with this Section 2.2(b) and Dynegy shall first be given the opportunity, in the following manner, to purchase (or cause a Person or group designated by Dynegy (a “Dynegy Designee”) to purchase) all, but not less than all, of such offered Class B Shares:

(i) Proposed Transfer in the Absence of a Third Party Offer. If, from time to time, at any time when Shareholder is not in receipt of a Third Party Offer, Shareholder desires to Transfer some or all of the Class B Shares other than pursuant to a Widely Disbursed Public Sale, Shareholder shall deliver a written notice (the “Offer Notice”) to Dynegy of such intention and stating the number of Class B Shares that Shareholder proposes to Transfer and the cash purchase price per share for such Transfer. Dynegy (or a Dynegy Designee) shall have the right for thirty (30) days from the receipt of the Offer Notice, exercisable by written notice in accordance with Section 7.4 hereof, to elect to purchase (or to designate the Dynegy Designee to purchase) all, but not less than all, of the Class B Shares specified in the Offer Notice for cash at a purchase price per share as set forth therein.

(A) If Dynegy (or a Dynegy Designee) does not provide Shareholder written notice of its election to purchase within thirty (30) days from receipt of the Offer Notice, Shareholder may, but is not obligated to, Transfer all, but not less than all, of the Class B Shares as specified in the Offer Notice at the cash purchase price per share set forth therein (or at a higher price), provided that such Transfer must be completed within 180 days after Shareholder delivers the Offer Notice.

(B) If Dynegy exercises its right to purchase the Class B Shares specified in the Offer Notice, the closing of the purchase of such Class B Shares shall take place within 180 days after Shareholder delivers the Offer Notice at a time and place reasonably specified by Dynegy (or a Dynegy Designee). At the closing, Dynegy (or a Dynegy Designee) shall deliver to Shareholder cash or immediately available funds in an amount equal to the total purchase price of the Class B Shares set forth in the Offer Notice and Shareholder (and its Affiliates) shall deliver to Dynegy (or a Dynegy Designee) certificates representing the Class B Shares, duly endorsed in blank or accompanied by stock powers duly executed and otherwise in form acceptable for transfer of the shares on the books of Dynegy, free and clear of liens, claims or other encumbrances of any nature. If, for any reason other than a delay caused by Shareholder, Dynegy (or a Dynegy Designee) fails to complete the purchase of the Class B Shares in accordance with this clause within 180 days after Shareholder delivers the Offer Notice, then Shareholder (and its Affiliates) may, but is not obligated to, Transfer the Class B Shares at such price as it shall deem appropriate, provided that Shareholder shall complete such Transfer within 180 days thereafter. Shareholder and Dynegy expressly agree that, with respect to the first failure of Dynegy to complete the purchase of the Class B Shares as required by this clause (B), Shareholder shall have no remedies other than (1) the rights set forth in the immediately preceding sentence and (2) a right to recover from Dynegy on demand Shareholder’s reasonable out of pocket expenses related to the proposed sale; provided, however that such limitation on Shareholder’s remedies shall only be applicable if Dynegy exercised its right to purchase under this clause (B) in good faith and with the written advice of a nationally-recognized investment banking firm or financial institution that sufficient financing would be available for such transaction.

(ii) Transfer Pursuant to a Third Party Offer. At any time Shareholder receives and desires to accept an unsolicited Third Party Offer, Shareholder shall deliver a written notice (the “Third Party Offer Notice”) to Dynegy of such intention and stating the identity of the Third Party Offeror, the number of Class B Shares that Shareholder proposes to Transfer and the purchase price per share for such Transfer. Following, receipt of the Third Party Offer Notice, Dynegy’s board of directors shall determine, in its sole discretion, whether the sale to the Third Party Offeror is acceptable and shall deliver a written notice to Shareholder stating whether the sale to the Third Party Offeror is acceptable within thirty (30) days from the receipt of the Third Party Offer Notice.

(A) If Dynegy advises Shareholder that the sale to the Third Party Offeror is acceptable, then Shareholder may proceed with the Transfer of Class B Shares in accordance with the Third Party Offer Notice (or at a higher price).

(B) If Dynegy advises Shareholder that the sale to the Third Party Offeror is not acceptable, then Shareholder shall have the right to require Dynegy to purchase (or to designate a Dynegy Designee to purchase) all, but not less than all, of the Class B Shares specified in the Third Party Offer Notice for cash at a purchase price equal to 105% of the purchase price per share as set forth in the Third Party Offer Notice. If, for any reason other than a delay caused by Shareholder, Dynegy (or a Dynegy Designee) fails to complete the purchase within 180 days from its receipt of the Third Party Offer Notice, Shareholder may, but is not obligated to, Transfer the Class B Shares specified in the Third Party Offer Notice at such price as it shall deem appropriate, provided that Shareholder shall complete such Transfer within 180 days thereafter. Shareholder and Dynegy expressly agree that, with respect to the first such failure of Dynegy to complete the purchase of the Class B Shares as required by this clause (B), Shareholder shall have no remedies other than (1) the rights set forth in the immediately preceding sentence and (2) a right to recover from Dynegy on demand Shareholder’s reasonable out of pocket expenses related to the proposed sale; provided, however that such limitation on Shareholder’s remedies shall only be applicable if Dynegy exercised its right to purchase under this clause (B) in good faith and with the written advice of a nationally-recognized investment banking firm or financial institution that sufficient financing would be available for such transaction.

2.3 Time Periods. Whenever a provision of Article II or III provides that an action is to be taken within a specified period of time, such period shall be increased to the extent reasonable to accommodate obtaining any required approvals from any Governmental Authorities.

2.4 Additional Shareholder Covenants. Shareholder shall not seek, directly or indirectly, to place representatives on the Board of Directors of Dynegy or seek the removal of any member of the Board of Directors of Dynegy except pursuant to the terms of the Class B Shares set forth in the Amended and Restated Articles of Incorporation of Dynegy.

2.5 Shares Subject to the Agreement. Except as otherwise provided for herein, all Class B Shares now or hereafter owned by Shareholder or its Affiliates shall be subject to the terms of this Agreement.

2.6 References to Class B Shares. With respect to any Transfer, a reference to Class B Shares herein shall be deemed to include the Class A Shares or other securities issuable upon conversion of the Class B Shares in accordance with Dynegy’s Articles of Incorporation upon the Transfer of such Class A Shares or other securities to a third party.

2.7 Legend and Stop Transfer Order. To assist in effectuating the provisions of this Agreement, Shareholder hereby consents:

(a) to the placement of the following legend on all certificates certifying ownership of the Class B Shares until such Class B Shares have been sold, transferred or disposed of pursuant to the requirements of Article II hereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. Additionally, the securities represented by this certificate are subject to the provisions of a Second Amended and Restated Shareholder Agreement by and between Dynegy Inc. and Chevron U.S.A. Inc. and may not be sold, transferred, pledged, hypothecated or otherwise disposed of except in accordance therewith. A copy of said agreement is on file at the office of the Secretary of Dynegy Inc.”; and

(b) to the entry of a stop transfer order with the transfer agent or agents of Dynegy securities against the transfer of Class B Shares except in compliance with the requirements of this Agreement, or, if Dynegy is its own transfer agent with respect to any Class B Shares, to the refusal by Dynegy to transfer any such securities except in compliance with the requirements of this Agreement.

ARTICLE III

DYNEGY’S BUYOUT RIGHTS

3.1 Buyout Rights. Subject to the limitations hereinafter set forth, upon the occurrence of a Buyout Event, Shareholder’s blocking rights under this Agreement with respect to a Covered Transaction and pursuant to Article III, Section 7 of Dynegy’s Bylaws shall, subject to reinstatement under clause (a)(iii) hereunder, terminate and Shareholder, within 180 days after the occurrence of a Buyout Event (or such longer period as may be required to avoid disgorgement of short swing profits under Section 16 of the Exchange Act with respect to Class B Shares owned at the time of the Buyout Event), at its option shall either:

(a) Sell (and cause its Affiliates to sell) all of the Class B Shares (1) in a Widely Disbursed Public Sale or (2) to a third party in a private sale, provided that any such private sale shall be subject to the following provisions:

(i) As promptly as practicable, Shareholder shall deliver written notice to Dynegy of any proposed buyer under clause (2) of this Section 3.1(a) and the purchase price per share and other material terms of such proposed sale.

(ii) If, within 30 days after receipt of Shareholder’s notice, Dynegy’s board of directors delivers written notice to Shareholder that a proposed buyer or terms are not acceptable, in its sole discretion, then Shareholder shall have the right to require Dynegy to purchase (or find an acceptable buyer to purchase) all of the Class B Shares at a purchase price equal to 105% of the purchase price agreed to between Shareholder and the third party under clause (2) of this Section 3.1(a).

(iii) If, for any reason other than a delay caused solely by Shareholder, Dynegy (or any acceptable buyer appointed by Dynegy) fails to purchase the Class B Shares within 180 days after the date of the Buyout Event, then Shareholder (and its Affiliates) shall be free to Transfer the Class B Shares at such price as it shall deem appropriate, provided that Shareholder shall complete such Transfer within 180 days thereafter, provided, that if Shareholder chooses not to sell the Class B Shares after such failure, then notwithstanding any of the provisions of this Section 3.1, the Blocking Event triggering the Buyout Event shall not be deemed to be a Blocking Event and Shareholder’s blocking rights under Article III, Section 7 of Dynegy’s Bylaws shall thereupon be reinstated. Shareholder and Dynegy expressly agree that, with respect to the first failure of Dynegy to complete the purchase of the Class B Shares as required by this clause (iii), Shareholder shall have no remedies other than (1) the rights set forth in the immediately preceding sentence and (2) a right to recover from Dynegy on demand Shareholder’s reasonable out of pocket expenses related to the proposed sale; provided, however that such limitation on Shareholder’s remedies shall only be applicable if Dynegy exercised its right to purchase under this clause (iii) in good faith and with the written advice of a nationally-recognized investment banking firm or financial institution that sufficient financing would be available for such transaction.

(b) Elect to retain the Class B Shares, by delivering a written election to Dynegy, provided that such Class B Shares and the directors elected by such Class B Shares shall no longer be entitled to any blocking rights under Article III, Section 7 of Dynegy’s Bylaws.

ARTICLE IV

CERTAIN AGREEMENTS RELATING TO DYNEGY

4.1 Sales of Class B Common Stock. Dynegy covenants and agrees that it shall not issue or agree to issue to any Person other than Shareholder or its Affiliates any Class B Shares (or any security convertible or exchangeable into such Class B Shares or any option, warrant or other right to acquire such Class B Shares) without the prior written consent of Shareholder.

4.2 Restraints on Shareholders Ownership. Dynegy covenants and agrees that it shall not adopt a shareholder rights plan, “poison pill” or similar device that prevents Shareholder from exercising its rights under Section 2.1(c) or Article III.

4.3 Nuclear Facility. Dynegy covenants and agrees that, it shall not acquire, own or operate (and shall prevent any subsidiary or joint venture to which it is a party from acquiring,

owning or operating) a facility licensed by the Nuclear Regulatory Commission (a “Nuclear Facility”). This restriction shall not prohibit Dynegy and its subsidiaries from owning up to 10% of the equity securities of any publicly-traded company that owns or operates a Nuclear Facility.

4.4 Limitation on Certain Actions; Cure. Dynegy covenants and agrees that, from and after the date hereof, it shall not take any action that would cause Shareholder and its Affiliates to own beneficially and collectively (including any securities of other Persons with whom Shareholder or its Affiliates are affiliated) securities representing more than the Ownership Threshold. If Dynegy takes any action which results in Shareholder and its Affiliates owning beneficially and collectively securities representing more than the Ownership Threshold, it shall promptly notify Shareholder. Within 60 days from the date Dynegy and Shareholder become aware that the Ownership Threshold has been exceeded as a result of any action by Dynegy, Dynegy and Shareholder shall take such action as they mutually agree is necessary and appropriate to reduce Shareholder’s beneficial ownership below the Ownership Threshold, including, without limitation, increasing the Ownership Threshold; provided, however, that nothing in this sentence shall obligate Dynegy to agree to increase the Ownership Threshold.

ARTICLE V

PREEMPTIVE RIGHTS

5.1 Employee Benefit Plans; Certain Recapitalization Securities.

(a) If Dynegy issues any Common Stock pursuant to stock option, restricted stock or other employee benefit plans, within 30 days following the end of each fiscal quarter Dynegy shall notify Shareholder in writing of all such issuances. Within 30 days after the receipt of such notification, Shareholder may notify Dynegy of its intent to purchase its “proportionate share” of such Common Stock, in which event Dynegy shall issue such equity securities to Shareholder in exchange for the purchase price. Notwithstanding the foregoing, if Dynegy is subject to a stock split, reverse split, merger, share exchange or other transaction in which the rights of Shareholder may be adversely impacted if it is not able to purchase its proportionate share in a timely fashion, the notice required by this Section shall be given in sufficient time for Shareholder to elect to purchase Common Stock and participate in such transaction.

(b) Shareholder shall not have preemptive rights in respect of (i) the equity securities Dynegy issued on May 16, 2006, in connection with the exchange offer made to holders of Dynegy’s 4.75% Convertible Subordinated Debentures, due 2023 on substantially the same terms as those contemplated in Dynegy’s registration statement on Form S-4 filed on March 15, 2006, as amended, (ii) any equity securities Dynegy issues to finance the transactions contemplated by the Redemption Agreement (to the extent the proceeds thereof are used for such purpose), and (iii) up to an additional $250 million in equity securities issued by Dynegy pursuant to one or more underwritten public offerings pursuant to effective registration statements thereafter.

5.2 Other Issuances. If Dynegy issues any equity securities other than as described in Section 5.1 hereof, promptly, but in all events within 30 days following each such issuance,

Dynegy shall notify Shareholder in writing of such issuance. Within 30 days after the receipt of such notification, Shareholder may notify Dynegy in writing of its intent to purchase its proportionate share of such Common Stock, in which event Dynegy shall issue such Common Stock to Shareholder in exchange for the purchase price.

5.3 Intended Issuances. Notwithstanding the provisions of Section 5.2, to enable Dynegy to efficiently structure financings and other securities issuances, to the extent that Dynegy notifies Shareholder in writing of the material terms of an intended issuance of any Common Stock, as promptly as practicable thereafter Shareholder shall notify Dynegy in writing of its election to purchase its proportionate share of such Common Stock, in which case Dynegy shall issue such Common Stock to Shareholder in exchange for the purchase price at the time of the issuance to others. If the material terms of the intended issuance change prior to issuance, Dynegy shall promptly give Shareholder written notice thereof, and as promptly as practicable thereafter Shareholder shall reconfirm (or reverse) its prior election in writing.

5.4 Purchase Price. The purchase price for Common Stock issued pursuant to Section 5.1 or 5.2 shall equal: (a) if the securities are issued in an arms’ length transaction based upon the market price of Dynegy’s securities, at the price of such issuance, (b) if clause (a) does not apply, at the mean closing price on the New York Stock Exchange (or other primary market for the relevant securities) over the twenty (20) trading days most immediately preceding the issuance, (c) if neither clause (a) or (b) applies, at the fair market value thereof as determined for purposes of complying with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if a notification is required pursuant to such Act, and (d) otherwise at the fair market value thereof, in cash, as determined in good faith by Board of Directors of Dynegy.

5.5 Proportionate Share. For purposes of the issuance of securities to Shareholder pursuant to this Article V, Shareholder’s “proportionate share” shall be that number of shares of Common Stock which preserves Shareholder’s proportionate interest in the Common Stock of Dynegy at the same level as prior to the issuance that triggered Shareholder’s rights.

5.6 Nature of Securities. (a) To the extent that Shareholder is entitled to purchase Class A Common Shares pursuant to this Article V, it instead shall be issued Class B Common Shares on a one-for-one basis.

(b) To the extent that Shareholder is entitled to purchase any other voting securities pursuant to this Article V, Dynegy and Shareholder shall negotiate in good faith and agree upon the nature of the securities and, if applicable, the restrictions on or privileges of, such securities so that the purposes of this Agreement are effected.

(c) Shareholder shall have no preemptive rights with respect to securities that do not participate in the earnings of Dynegy or, absent a payment or other default, in the election of directors of Dynegy.

5.7 Presumption. To facilitate future reviews of the books and records of Dynegy, there shall be an irrefutable presumption that this Article V has been fully complied with by Dynegy: (a) absent a filing by Shareholder with the SEC (for instance, on a Schedule 13D) within 180 days following the end of any fiscal year of a document stating its belief that it was not issued the securities that it was entitled to during such fiscal year, with respect to all issuances during such year, and (b) absent the institution of litigation against Dynegy by Shareholder prior thereto, 180 days following the last date on which there has been any Class B Shares outstanding, with respect to all issuances.

ARTICLE VI

EFFECTIVENESS; TERMINATION

6.1 Effectiveness and Term. The provisions of this Agreement shall be effective and terminate as follows:

(a) the provisions of Article VII shall be effective as of February 1, 2000 and shall terminate on the date on which Shareholder and its Affiliates own less than 10% of the total combined voting power of all voting securities of Dynegy; and

(b) the remaining provisions (other than Article VII) of this Agreement shall terminate on the date Shareholder and its Affiliates cease to own at least 15% of the total combined voting power of all voting securities of Dynegy.

6.2 Issuance of New Certificates. Upon a termination of the provisions of this Agreement contemplated by Section 6.1(b), all Class B Shares subject to this Agreement shall be relieved from the terms and conditions contained herein, and the stock certificates of Dynegy representing such Class B Shares may be surrendered to Dynegy for cancellation and issuance of a new certificate without the legend required pursuant to Section 2.7 (other than the first and second sentences of such legend). Such new certificates shall be issued and delivered to Shareholder as soon as practicable and the stop transfer order provided for in Section 2.7 shall be rescinded immediately.

ARTICLE VII

GENERAL PROVISIONS

7.1 Intent and Interpretation. Each of parties hereto stipulates and acknowledges that Dynegy has made, prior to the date of the Original Agreement, a careful evaluation of Shareholder, its investment objectives with regard to the Class B Shares and its lack of intent to obtain control of Dynegy by its acquisition thereof, and the compatibility of such objectives with the objectives of Dynegy; that such factors were critical to Dynegy in the decision to consummate the Acquisition and thereby issue a large block of voting securities to Shareholder; that, absent the restrictions in this Agreement, ownership of the Class B Shares would present an unusual opportunity for Shareholder to gain effective control of Dynegy; that Dynegy might have reached a different decision with regard to the Acquisition and the resulting issuance of the Class B Shares to a group of related persons had such persons been other than Shareholder; therefore, that the restrictions set forth in this Agreement are a material part of the consideration received by Dynegy for the issuance of the Class B Shares in the Acquisition, and that the primary intent of such restrictions is to insure that such block of securities does not come to rest in the hands or under the control of any single holder or group of holders other than Shareholder and that the size of such block of securities is not, except as otherwise herein provided, increased over a prescribed amount, without the consent of Dynegy. Shareholder acknowledges and agrees that such purpose and intent are reasonable and that the restrictions set forth in this Agreement are reasonable in view of such purpose and intent. Further, Shareholder and Dynegy agree that, should any disagreement arise in the interpretation of any such restrictions as applied to any set of facts, such disagreement shall be resolved by interpreting and applying each restriction in the manner that will most nearly effectuate the purpose and intent of such restrictions as herein stated.

7.2 Specific Enforcement. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged and that money damages are not an adequate remedy if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached because, among other reasons, each such provision relates to potential control of Dynegy. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any court of the United States or any state thereof, in addition to any other remedy to which such party may be entitled, at law or in equity. It is further agreed that none of the parties hereto shall raise the defense that there is an adequate remedy at law.

7.3 Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties’ intentions hereunder.

7.4 Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case to the applicable addresses set forth below (or to such other address as such party may designate in writing from time to time):

If to Dynegy:

1000 Louisiana, Suite 5800

Houston, TX 77002

Attention: General Counsel

Telecopy: (713) 507-6808

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld, LLP

1111 Louisiana St.

44th Floor

Houston, TX 77002

Attention of Julien R. Smythe, Esq.

Telecopy: (713) 236-0822

If to Shareholder:

Chevron U.S.A. Inc.

c/o Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, CA 94583

Attention: General Counsel

Telecopy: (925) 842-7084

and to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Attention: Terry M. Kee, Esq.

Telecopy: (415) 983-1200

or to such other address as such party shall have designated by notice so given to each other party.

7.5 Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by all of the parties hereto (or their successors).

7.6 Entire Agreement. This Agreement and the Redemption Agreement (and the documents expressly referenced herein and therein) embody the entire agreement and understanding among the parties relating to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

7.7 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

7.8 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his or her right to exercise any such or other right, power or remedy or to demand such compliance.

7.9 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

7.10 Consent to Jurisdiction. Each party (a) consents to submit itself to the non-exclusive personal jurisdiction of any federal court located in the State of Illinois or any Illinois state court if any action, suit or proceeding arises in connection with this Agreement, and (b) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from any such court.

7.11 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Illinois, without reference to rules relating to conflicts of law.

7.12 Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

7.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, of the parties hereto.

7.14 Expenses. Except as expressly provided herein, each of the parties hereto shall each bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

7.15 Successors and Assigns. Shareholder shall not assign this Agreement without the written consent of Dynegy, except to an Affiliate of Shareholder as contemplated herein; Dynegy may assign this Agreement only to any successor to substantially all of its business as a result of a merger, consolidation or sale by Dynegy. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

7.16 Dynegy’s Articles of Incorporation and Bylaws.

(a) The parties acknowledge that the provisions of Article 7, Paragraph 2, of Dynegy’s Amended and Restated Articles of Incorporation are no longer applicable. The parties agree that Dynegy may amend its Amended and Restated Articles of Incorporation to remove such provisions therefrom.

(b) The parties acknowledge and agree that Dynegy shall use its commercially reasonable efforts to cause the provisions of Article III, Section 7.(B) of Dynegy’s Amended and Restated Bylaws (as presently in effect) to be modified so as to read in its entirety as specified in Schedule I hereto as promptly as practicable following the date hereof. The parties acknowledge that such modification shall not become effective until Dynegy has amended the Amended and Restated Bylaws in accordance with the amendment procedures in effect at the time of such amendment.

IN WITNESS WHEREOF, the parties hereto have duly and validly executed this Second Amended and Restated Shareholder Agreement as of the day and year first above written.

CHEVRON U.S.A. INC.

By:
Name:
Title:

DYNEGY INC.

By:
Name:
Title:

SCHEDULE I to

Second Amended and Restated Shareholder Agreement

Replacement Article III, Section 7.(B), of Bylaws of Dynegy Inc.

(B) Notwithstanding anything to the contrary herein, so long as any shares of Class B Common Stock of the corporation are issued and outstanding and the holders of Class B Common Stock have not terminated their rights to block such actions granted to them under Section 3.1 of the Second Amended and Restated Shareholder Agreement between the corporation and Chevron U.S.A. Inc. dated as of                     , 2006, the corporation shall not take (or permit to be taken in its capacity as a shareholder or partner or otherwise permit any subsidiary of the corporation to take) any of the following actions if all of the Class B directors present at the meeting where such action is considered vote against such action:

(1) amendment of Article II, Section 15(C)(4), Article III, Sections 6, 7.(B), 7.(C), or 12, Article IV, Section 1, Article V, Section 1, or Article IX of these Bylaws, or amendment of Article IV, Section 2A, of the articles of incorporation of the corporation;

(2) adoption of any provision of these Bylaws or amendment to the articles of incorporation which would substantially and adversely affect the rights of the holders of the Class B Common Stock;

(3) authorization of new shares of any stock of the corporation where the aggregate consideration to be received by the corporation therefor exceeds the greater of (a) $1 billion or (b) one-quarter of the Corporation’s Market Capitalization;

(4) any merger or consolidation of the corporation or any subsidiary (other than a merger or consolidation by a subsidiary with the corporation or another subsidiary), any joint venture, any liquidation or dissolution of the corporation, any voluntary initiation of a proceeding in bankruptcy or acquiescence to an involuntary initiation of a proceeding in bankruptcy, any acquisition of stock or assets by the corporation or its subsidiaries, or any issuance of common or preferred stock by the corporation, any of which would result in the payment or receipt of consideration (including the incurrence or assumption of indebtedness and liabilities) having a fair market value exceeding the greater of (a) $1 billion or (b) one-quarter of the Corporation’s Market Capitalization (as defined below); or

(5) any other material transaction (or series of related transactions) which would result in the payment or receipt of consideration (including the incurrence or assumption of indebtedness and liabilities) having a fair market value exceeding the greater of (a) $1 billion or (b) one-quarter of the Corporation’s Market Capitalization, and is out of the ordinary course of business for the corporation.

For purposes of this Section, the “CORPORATION’S MARKET CAPITALIZATION” means the sum of (a) the product of (x) the total number of shares outstanding of Class A and Class B Common Stock of the corporation on the relevant date and (y) the closing price of the Class A Common Stock on the New York Stock Exchange (“NYSE”) at the end of the regular session represented by the consolidated tape, Network A, (b) the product of (x) the total number of shares outstanding of all of the corporation’s NYSE traded preferred stock on the relevant date and (y) the closing price of such preferred stock on the NYSE at the end of the regular session represented by the consolidated tape, Network A and (c) the aggregate value of the liquidation preference of any non-NYSE listed non-convertible stock of the corporation and (d) the aggregate value of the greater of the liquidation preference and the value of the underlying common stock (calculated in accordance with (a) of this paragraph) issuable upon conversion of any non-NYSE listed convertible preferred stock on the relevant date.

Schedule I

EXHIBIT B

FORM OF WAIVER

WAIVER

This Waiver is delivered pursuant to that certain Preferred Stock Redemption Agreement between Chevron U.S.A. Inc. (“Chevron”) and Dynegy Inc. (“Dynegy”) dated as of                     , 2006 (the “Agreement”). Capitalized terms used but not defined in this Waiver shall have the meanings given them in the Agreement.

Chevron and Dynegy each hereby waive any right or cause of action that either of them may now or in the future have against the other or their respective affiliates, successors, assigns, transferees, directors, officers, agents or employees as a result of the sale, purchase and ownership of the Redeemed Shares; provided, however, that this waiver shall not extend to any liability of a Party arising from the breach by said Party of its warranties, representations, covenants, obligations and agreements contained in the Agreement.

This Waiver may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. Sections 9-13 of the Agreement apply to this Waiver mutatis mutandis as if contained herein.

IN WITNESS WHEREOF, the Parties have executed and delivered this Waiver as of the Closing Date.

CHEVRON U.S.A. INC.

By:
Name:
Title:

DYNEGY INC.

By:
Name:
Title: